INVESTMENT ADVISORY AND ADMINISTRATION AGREEMENT

Newmark Investment Management, LLC

2806 Flintrock Trace, Suite A204

Austin, Texas  78738

Dear Sirs:

Prasad Series Trust, a Delaware business trust (the “Trust”), herewith confirms its agreement with Newmark Investment Management LLC (“NIM”) as follows:

The Trust desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its Prospectus from time to time in effect, copies of which have been or will be submitted to NIM, and in such manner and to such extend as may from time to time be approved by the Board of Trustees of the Trust.  The Trust desires to employ NIM to act as the investment advisor and administrator for its investment portfolio, Newmark Risk-Managed Opportunistic Fund, formerly Prasad Growth Fund (the “Fund”), effective April 30th, 2013.

Subject to the supervision and approval of the Board of Trustees, NIM will provide investment management of the Fund’s portfolio in accordance with the Fund’s investment objective and policies as stated in its most recent Prospectus delivered to NIM, upon which NIM shall be entitled to rely.  In connection therewith, NIM will provide investment research and supervision of the Fund’s investments and conduct a continuous program of investment, evaluation and, if and where appropriate, sale and reinvestment of the Fund’s assets.  NIM will furnish to the Trust such statistical information with respect to the investments which the Fund may hold or contemplate purchasing as the Trust may reasonably request.  The Board wishes to be kept informed of important developments that materially affect its portfolio and shall expect NIM, on its own initiative, to furnish to the Board from time to time such information as NIM may believe appropriate and timely for this purpose.

In providing investment management services to the Trust, NIM shall give primary consideration to securing the most favorable price and efficient execution, and in compliance with the limitations detailed in Section 28 (e) of the Securities Exchange Act of 1934.  In so doing, NIM may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of NIM may also be a party.  The Trust recognizes that it is desirable for NIM to have access to supplemental investment and market research and security and economic analysis provided by brokers and that such brokers may execute brokerage transactions at a higher cost to the Trust that may result when allocating brokerage services to other brokers on the basis of seeking the most favorable price and efficient execution.  Therefore, NIM is authorized to pay higher brokerage commissions for the purchase and sale of securities for the Fund to brokers who provide such research and analysis, subject to review by the Board of Trustees from time to time with respect to the extent and continuation of this practice.  It is understood that the services provided by such brokers may be useful to NIM in connection with its services to its clients including the Fund.

On occasions when NIM deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, NIM, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by NIM in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

NIM shall maintain such office facilities and administrative services necessary to perform its duties under this Agreement.  In addition, NIM will prepare and file various returns, reports and registrations required by Federal and state law and respond to shareholder communications.  Subject to the direction of the Board of Trustees, NIM shall be responsible for the overall management of the business affairs of the Trust.

NIM shall exercise its best judgment in rendering to the Trust the services described above and the Trust agrees as an inducement to NIM’s undertaking the same that NIM shall not be liable hereunder for any mistake of judgment or in any other event against any liability to the Trust or to its security holders to which NIM would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties hereunder, or by reason of NIM’s reckless disregard of its obligations and duties hereunder.

NIM shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as its shall from time to time as it determines necessary or useful to the performance of its obligations under this Agreement.  Without limiting the generality of the foregoing, the staff and personnel of NIM shall be deemed to include persons employed or otherwise retained by NIM to furnish statistical and other factual data, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as NIM may desire.  NIM shall, as agent for the Trust, maintain the Trust’s records and books of account (other than those maintained by the Fund’s transfer agent, registrar, custodian, and other agencies), including records of portfolio transactions.  All such books and records so maintained shall be the property of each Fund and, upon request therefore, NIM shall surrender to such Fund the books and records so requested.

Unless sooner terminated, this Agreement shall continue until two years from the date of this Agreement (and for any Fund subsequently added to this Agreement, an initial period of no more than two years) and thereafter shall continue automatically for successive annual periods with respect to the Fund; provided that such continuance is specifically approved at least annually by the Fund’s Board of Trustees or the vote of the lesser of (a) 67% of the shares of a Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy, or (b) more than 50% of the outstanding shares of the Fund; provided further that in either event its continuance also is approved by a majority of the Fund’s Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty by vote of a majority of the Fund’s Board of Trustees, or, with respect to a Fund, by “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of that Fund, or by the Adviser, in each case, upon not less than sixty (60) days’ written notice to the other party.

This Agreement shall not be assigned (as such term is defined in the 1940 Act) and shall terminate automatically in the event of its assignment.

NIM shall bear the cost of rendering the investment management, supervisory and administrative services to be performed by it under this Agreement, and shall at its own expense pay the compensation of the officers and employees, if any, of the Trust who are employees of NIM.

In consideration of services rendered pursuant to this Agreement, the Trust will pay NIM on the first business day of each month a fee at the annual rate of 1.95% of the average value of the Fund’s daily net assets, and NIM shall now bear all operating expenses of the Fund, with the exception of brokerage, taxes, interest and extraordinary expenses (including, without limitation litigation and indemnification costs and obligations).

If the foregoing is in accordance with your understanding, please indicate by signing and returning to us in the enclosed copy hereof.

Very truly yours,

PRASAD SERIES TRUST

/s/ S. Bob Rezaee

By:   __________________________

S. Bob Rezaee, Chairman

Accepted:

Newmark Investment Management, LLC

/s/ S. Bob Rezaee

By:  __________________________

S. Bob Rezaee, President